BANKAMERICA BUSINESS CREDIT LETTERHEAD       EXHIBIT 10.2
            Joyce White
            Senior Vice President
            Group Executive Officer


                                          November 3, 1994

Tony M. Shelby
Senior Vice President - Chief Financial Officer
LSB Industries, Inc.
16 South Pennsylvania
Oklahoma City, Oklahoma  73107

            Re:   COMMITMENT LETTER

Dear Mr. Shelby:

      You have requested that we consider extending six separate financing arrangements with LSB Industries, Inc. ("LSB") and certain of its subsidiaries (hereinafter referred to individually as "Borrower" and collectively as "Borrowers") in order to provide for their on-going working capital needs and for repayment of their existing credit facilities. Subject to and upon the terms and conditions hereinafter set forth, BankAmerica Business Credit, Inc. ("Lender") is pleased to provide to the Borrowers a total revolving credit facility of up to $75,000,000 ("Total Credit Facility") on the following terms and conditions:

      1.    REVOLVING CREDIT FACILITY:

            (a) CREDIT FACILITIES AND BORROWERS: There shall be six separate revolving credit facilities (each hereinafter referred to as a "Facility" and collectively as the "Facilities") in the following amounts to the following Borrowers:

               FACILITY       FACILITY AMOUNT   BORROWERS

            Facility One      $  7,000,000      LSB (and Affiliate Guarantors
                                                as listed on Exhibit "A")

            Facility Two      $ 15,000,000      L&S Bearing Co.

            Facility Three    $  8,000,000      Climate Master, Inc.

            Facility Four     $  7,000,000      International Environmental
                                                Corporation

            Facility Five     $  8,000,000      Summit Machine Tool
                                                Manufacturing Corp. ("Summit")

            Facility Six      $ 15,000,000      El Dorado Chemical Company
                                                ("EDC") and Slurry Explosive
                                                Corporation ("Slurry")


LSB Industries, Inc.
November 3, 1994
Page 2


            Notwithstanding the amounts set forth under the heading "Facility Amount", and except as otherwise provided with respect to LSB, Borrowers are not limited to the specific Facility Amount if they would otherwise have sufficient Availability to exceed such Facility Amounts, but in no event will the Loans outstanding to all Borrowers exceed $75,000,000 in the aggregate. With respect to LSB, the Facility Amount shall never be more than $8,400,000.

            (b) AMOUNT OF REVOLVING CREDIT FACILITY: Each Facility shall provide for advances of up to (i) eighty-five percent (85%)
            of the net amount of eligible accounts receivable of the applicable Borrowers and (ii) sixty percent (60%) of eligible inventory of the applicable Borrower, valued at the lower of cost (on a FIFO basis) or market value. Collections of accounts (other than proceeds from the sale or other disposition of Borrowers' fixed assets, i.e. equipment and real estate) would be transferred daily to Lender from one or more restricted or lock box accounts and would be credited to the loan balances of the appropriate Borrower one (1) business day after receipt of good funds by Lender. Advances to all Borrowers with respect to eligible accounts receivables that are more than 180 days from the invoice date shall not exceed the lesser of (i) $1,500,000 or (ii) five percent (5%) of the gross eligible accounts receivable availability under the Total Credit Facility. Advances made under each Facility with respect to eligible inventory shall not exceed the following amounts:

                                          INVENTORY
               FACILITY                 ADVANCE AMOUNT

            Facility One                  $  3,500,000

            Facility Two                  $  7,000,000

            Facility Three                $  3,500,000

            Facility Four                 $  3,500,000

            Facility Five                 $  3,500,000

            Facility Six                  $ 15,000,000









LSB Industries, Inc.
November 3, 1994
Page 3


            Notwithstanding the amounts set forth under the heading "Inventory Advance Amount", Borrowers are not limited to the specific Inventory Advance Amount if they would otherwise have sufficient Availability based on Eligible Inventory to exceed such Inventory Advance Amount, but in no event will the Loans outstanding to all Borrowers based on Eligible Inventory exceed $37,500,000 in the aggregate.

            (c) ELIGIBLE COLLATERAL: Collateral eligibility and the establishment of reasonable reserves against borrowing availability shall be determined by Lender in its reasonable discretion, provided, however, that the following accounts shall in any event be ineligible: (i) accounts past due for more than 90 days if their terms are 90 days or less, (ii) accounts past due for more than 30 days if their terms are between 91 and 360 days,
            (iii) intercompany accounts, (iv) note receivables (other than as part of chattel paper in which Lender has a perfected security interest), (v) foreign accounts that would otherwise be eligible but which are in excess of five percent (5%) of the gross eligible account receivables, without consideration of the foreign accounts, and (vi) non-trade receivables and, provided further that the following inventory shall be ineligible: i) slow moving,
            (ii) work-in-progress, (iii) fifty percent (50%) of inventory classified as "components" other than the "components" at Climate Master, Inc. and International Environmental Corp., (iv) inventory in transit (unless such inventory is covered by insurance and is owned by Borrower and in which Lender has a perfected security interest), (v) service parts, (vi) used parts, (vii) returns,
            (viii) defective, (ix) off-site, (x) finished goods reserves as shown on the books of the Borrowers, (xi) containers, and (xii) "trade-in inventory" except that the trade-in equipment inventory of Summit may be eligible provided, however, that Lender will only advance 25% against such inventory with all such advances not to exceed $500,000 in the aggregate at any one time.

            (d) LETTERS OF CREDIT: Lender shall upon the Borrowers' request, and subject to the existence of sufficient Availability with respect to the requesting Borrower, cause to be issued for the Borrowers' account, merchandise/documentary letters of credit and standby letters of credit. The aggregate undrawn face amount of the letters of credit issued under all Facilities to all Borrowers shall not exceed at any one time outstanding $11,000,000 in the aggregate. One hundred percent (100%) of the aggregate undrawn face amount of outstanding letters of credit will be reserved against availability.





LSB Industries, Inc.
November 3, 1994
Page 4



            The expiration date of the documentary letters of credit issued under each Facility shall not exceed 180 days, but in no event extend beyond the Maturity Date. The Expiration date of the standby letters of credit may exceed 180 days.

      2. MATURITY DATE: The Facilities shall mature three years from the closing date ("Maturity Date") and all obligations shall then be due and payable, provided however, that the Loan Agreement may be automatically renewed and the Maturity Date extended for successive 13-month terms if no event of default has occurred and is continuing and as long as neither party has given the other party notice of termination at least 60 days prior to the end of the then current term.

      3.    INTEREST RATES:
            (a) INTEREST RATE: The unpaid balance on the revolving loans outstanding under each Facility shall bear interest at a rate equal to:

                  (i) a fluctuating per annum rate equal to one-half percent (.50%) in excess of the Reference Rate as quoted from time to time by Bank of America NT & SA, San Francisco, California ("Bank of America") ("Reference Rate Loans"); or

                  (ii) at Borrower's option, 2.875 percent (2.875%) plus the LIBOR rate for 90-day loans as quoted from time to time by Bank of America ("LIBOR Loans"). Each LIBOR Loan shall be for a $5,000,000 minimum amount, and shall be subject to certain restrictions relating to terms and incremental amounts.

                  All interest shall be calculated on the basis of a 360 day year for actual days elapsed. Interest on all loans shall be payable monthly on the first day of each month.

            (b) DEFAULT RATE: If any such default occurs under any Facility, then, from the date such event of default occurs until it is cured, the Borrowers under each Facility shall pay interest on the unpaid balance of the revolving loans at a per annum rate two percent (2%) greater than the rate of interest specified above and the letter of credit fee shall be increased by two percent (2%).






LSB Industries, Inc.
November 3, 1994
Page 5



            (c) REFERENCE RATE: "Reference Rate" means the rate of interest publicly announced from time to time by Bank of America as its reference rate. It is a rate set by Bank of America based upon various factors, including Bank of America's costs and desired return, general economic conditions, and other factors, and it is used as a reference point for pricing some loans. However, Bank of America may price loans at, above, or below the reference rate.

      4.    FEES:  Borrowers shall pay to Lender the following fees:

            (a) CLOSING FEE: A one time closing fee ("Closing Fee") for each Facility equal to .50 percent of the applicable Facility Amount ($375,000 in the aggregate) which shall be fully earned and payable at closing.

            (b) UNUSED LINE FEE: An unused line fee, payable monthly, for each Facility at the rate per annum equal to half percent (.5%), on the difference between (a) the Facility Amount for each Facility and (b) the sum of (i) the average daily unpaid balance of the revolving loans outstanding under such Facility during the month with the unpaid balance calculated by applying payments immediately upon receipt, and (ii) the average daily balance of the letters of credit outstanding during the month.

            (c) LETTER OF CREDIT FEES: The Borrowers under each Facility shall pay monthly to Lender a fee equal to one percent (1.0%) per annum of the face amount of all outstanding letters of credit. Borrowers shall also pay to Lender all commissions and processing fees incurred by Lender on the Borrowers' behalf in arranging for the opening and maintenance of the letters of credit, including all charges of the issuing bank.

            (d) EARLY TERMINATION FEE: In the event that any Facility is for any reason whatsoever terminated prior to the initial term, the Borrowers under each Facility shall pay Lender an early termination fee in the amounts set forth below, in order to compensate Lender for its reasonable expenses and its loss of anticipated profits. If the effective date of the termination of the Facilities occurs in the first year of the term, then the early termination fee for each Facility shall be three percent (3.0%) of the average daily balance of the loans and letters of credit outstanding during the 180 days (or any portion thereof) preceding the effective date of termination; in the second year, the early termination fee shall be two percent (2.0%) of the average

LSB Industries, Inc.
November 3, 1994
Page 6


                  daily balance of the loans and letters of credit outstanding during the 180 days preceding the effective date of termination; and in the third year, the early termination fee shall be one percent (1.0%) of the loans and letters of credit outstanding during the 180 days preceding the effective date of termination. If at the time of prepayment any LIBOR Loans are outstanding, then the Borrowers shall pay to Lender additional sums to compensate for the cancellation of part or all of the LIBOR financing. Prior to an Event of Default which is continuing, the Borrower may prepay at any time all outstanding Obligations due hereunder without penalty or premium if (i) Lender under any condition or for any reason changes the advance rates relating to Eligible Accounts or Eligible Inventory from that set forth in the definition of Availability, or (ii) as a result of or in connection with or arising out of a public offering by LSB of its securities (equity or debt) after the closing date, the Borrower desires to prepay any of the Obligations or terminate the Loan Agreement.

      5. COLLATERAL: All loans, advances, obligations, liabilities and indebtedness of the Borrowers to Lender shall be secured by valid, perfected and enforceable, first priority liens upon and security interests in all of the Borrowers' present and future accounts, contract rights, instruments, documents, chattel paper, general intangibles, patents, trademarks, trade names, inventory, and all capital stock of the Borrowers (other than LSB, EDC and Slurry) and certain affiliates and guarantors, including, but not limited to, the Affiliate Guarantors. The parties agree that the capital stock of DSN Corporation, Prime Financial Corporation and its subsidiaries, and LSB Holdings, Inc. and its subsidiaries other than the subsidiaries who are Affiliate Guarantors) will not be pledged to Lender. In addition, Lender shall have the right to take possession of all chattel paper but regardless of whether Lender exercises such right, no Borrower will pledge or deliver such chattel paper to other third parties without Lender's prior written consent thereto. All of the Facilities shall be coterminous, cross-collateralized and cross-guaranteed with each other, except that the Borrowers under Facility Six shall not guarantee and the collateral thereunder shall not secure the other Facilities. In addition, it is agreed and understood by Lender that certain general intangibles have previously been pledged by EDC and Slurry to Household Commercial Financial Services, Inc. ("Household Bank") and may not be pledged to Lender so long as loans are outstanding by Household Bank to EDC and Slurry.





LSB Industries, Inc.
November 3, 1994
Page 7



      6. GUARANTEES. The Borrowers under each Facility, other than the Borrowers under Facility Six, shall guarantee the obligations of the Borrowers under the other Facilities. The obligations of LSB and the other Borrowers to Lender shall be secured by secured guarantees (the "Affiliate Guarantees") from the entities listed on Exhibit A (the "Affiliate Guarantors"). The Affiliate Guarantees shall contain grants of security interests in the same type of collateral as is described in Section 5 of this letter.
            In addition, each Affiliate Guarantor shall execute a note and security agreement in favor of LSB (the "Guarantor Chattel Paper") and LSB shall pledge and deliver to Lender all such Guarantor Chattel Paper.

      7. CONDITIONS PRECEDENT: The extension of the aforementioned financing arrangement by Lender would necessarily be subject to the fulfillment of a number of conditions, including, but not limited to, the following:


            (a) The execution and delivery, in form and substance acceptable to Lender and its counsel, of Lender's customary agreements, documents, guarantees, instruments, financing statements, landlords' waivers, consents, documents indicating compliance with all applicable federal and state environmental laws and regulations, evidences of corporate authority, certificates, insurance certificates evidencing that Borrower has obtained insurance in amounts satisfactory to Lender, opinions of counsel and such other writings to confirm and effectuate the financing arrangements as may be required by Lender and its counsel.

            (b) The loan and security agreement for each Facility shall contain financial covenants, acceptable to Lender, with respect to leverage ratio, minimum tangible net worth, and maximum capital expenditures, together with such other representations, warranties, and covenants deemed appropriate by Lender for this transaction, including restrictions on certain distributions, loans, advances, management fees, and similar transfers of funds or other assets by Borrowers and an agreement by Borrowers to pay all legal fees and audit and appraisal expenses incurred by Lender together with an allocated charge of $500 per day per auditor, with audits no more that three times per year prior to an Event of Default to be charged to Borrower's account. Any additional audits prior to an Event of Default will be at Lender's expense. The loan agreement shall, without limitation, (i) permit transfer of funds by and among the Borrowers and Affiliate Guarantors, but advances and

LSB Industries, Inc.
November 3, 1994
Page 8



                  distributions, excluding lease payments by Borrowers to Prime Financial Corporation ("Prime") and DSN Corporation, by Borrowers to affiliates of LSB (other than Borrowers and Affiliate Guarantors) shall not exceed $200,000 in the aggregate during any one year, (ii) prohibit the Borrowers from making acquisitions having a cost in excess of $2,000,000 per transaction or in excess of $10,000,000 in the aggregate during any one year period without the consent of Lender, and (iii) prohibit the Borrowers from financing any acquisition without the consent of Lender. In addition, as long as no event of default has occurred and has not been cured or otherwise waived to Lender's satisfaction LSB may make the currently-scheduled dividends relating to or in connection with or arising out of any and all series of LSB's preferred stock issued and outstanding as of the date hereof and the payments by LSB of an annual cash dividend on its Common Stock in an amount equal to $.06 a share payable on a semi-annual basis. The Loan Agreement between Lender, EDC and Slurry shall contain additional financial covenants which will be the same as those set forth in the Amended and Restated Secured Credit Agreement dated as of January 21, 1992 among El Dorado, Slurry, Connecticut Mutual Life Insurance Company, C.M. Life Insurance Company and Household Bank.

            (c) Except as disclosed in that Special Report to LSB Shareholders dated September 15, 1994, no material adverse change shall have occurred, as determined by Lender in its sole discretion, in the business, operations, or profits of any of the Borrowers since the financial statements dated June 30, 1994.

            (d) There shall exist no action, suit, investigation, litigation, or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality by Borrower, and no material breach under any material agreement or contract to which any Borrower or Affiliate Guarantor is a party that (i) would have a material adverse effect on the business, condition (financial or otherwise), operations, performance, or properties of the Borrowers and Affiliate Guarantors taken as a whole or which could impair the ability of the Borrowers and Affiliate Guarantors taken as a whole to perform satisfactorily under the proposed financing arrangement, or (ii) in Lender's judgment, would materially affect the transaction.




LSB Industries, Inc.
November 3, 1994
Page 9


            (e) Lender and its counsel shall have received satisfactory opinions of counsel to the Borrowers, as to the transactions contemplated hereby (including, without limitation, the opinions of such local counsel as lender may reasonably require with respect to the Collateral and the perfection of Lender's Lien thereupon and security interest therein).

            (f) Receipt by Lender of policies of insurance, with terms of coverage and endorsements as may be required by Lender and its counsel.

            (g) The Borrowers under each Facility shall have agreed to deposit all funds relating to the Collateral collected by it into one or more blocked accounts controlled by Lender and to wire transfer all funds so deposited to Lender each day for application to the outstanding loans.

            (h) Execution by Lender of inter-creditor agreements with Household Bank the terms of which shall be satisfactory to Lender in its sole discretion.

            (i) Prime shall lend to the Borrowers, simultaneously upon receipt, an amount equal to all lease payments made by the Borrowers to such entities. The loans shall be subject to such terms as are acceptable to Lender and such loans may not be repaid while the Facilities are outstanding.

            (j) Receipt by Lender from Prime, in favor of Lender, of an agreement in recordable form not to pledge the mortgage and note that it holds relating to the real property commonly known as the Equity Tower located in Oklahoma City, Oklahoma unless the funds are turned over to LSB.

            (k) Lender's satisfaction with the indemnities given by LSB to Bank IV in connection with the sale by LSB to Bank IV of Equity Bank.

            (l) Receipt by Lender of all indemnity agreements between any of the Borrowers and third parties for the benefit of the Borrowers with respect to any environmental contamination of any of the premises occupied or operated by any of the Borrowers or any subsidiary of LSB, including all indemnity agreements given by Monsanto Corporation in favor of the Borrowers, and the terms of such indemnities shall be satisfactory to Lender.





LSB Industries, Inc.
November 3, 1994
Page 10



            (m) Receipt by Borrowers of part of the initial proceeds from a $12,750,000 loan which is part of a $15,000,000 Capax facility to be provided to Borrowers by CIT, on terms and conditions acceptable to Lender.

            (n) Review, to the satisfaction of Lender, of Borrowers' potential liability relating to environmental matters at the CERCLIS-listed site located at El Dorado, Arkansas.

            (o) As of the Closing Date and after taking into account all loans made to Borrowers by Lender and letters of credit issued for the benefit of Borrowers and subject to Borrowers' accounts payable being substantially current, Borrowers collectively shall have remaining availability of at least ten percent (10%) of the initial Availability that existed prior to the making of such loans and the issuing of such letters of credit.

      8. EXPENSES: All out-of-pocket fees and expenses incurred by Lender in connection with its review, and its due diligence, such as reasonable legal, audit and appraisal expenses, together with an allocated charge of $500 per day per auditor, shall be paid by the Borrowers whether or not the transaction herein contemplated is consummated. The Borrowers are obligated to make continuing deposits to reimburse out of pocket costs upon the request of Lender.

      9. DISCLOSURE: Unless approved by Lender in advance, this letter may not be delivered or disclosed to any third party except those who are in a confidential relationship to the Borrowers such as Borrowers' legal counsel, accountants, or financial advisors.

      10. TERMINATION FEE: In the event that the transaction is not consummated for any reason whatsoever, Lender shall be entitled to retain the full amount of all deposits as compensation for administrative costs incurred and damages sustained. In addition, if Borrowers decline for any reason to borrow from Lender in accordance with the terms of this letter, Borrowers shall pay Lender $50,000 as a termination fee.










LSB Industries, Inc.
November 3, 1994
Page 11




      11. INDEMNIFICATION: By acceptance of this letter, the Borrowers jointly and severally agree to indemnify and hold Lender, its affiliates and Lender's and such affiliates' directors, officers, employees, agents, attorneys and consultants, harmless from and against any and all losses, claims, damages, liabilities and expenses (including fees and disbursements of counsel) that may be incurred by or asserted against any such indemnities in connection with or arising out of any documentation, investigation, litigation or proceeding, and whether or not such financing transaction is consummated or any future documentation executed; PROVIDED HOWEVER, that no person shall have the right to be so indemnified hereunder for matters arising solely from its own willful misconduct or bad faith or gross negligence.

      12. ARBITRATION: If this letter or any of the matters relating hereto should become the subject of a dispute between us, any such dispute, including any claim based on or arising from an alleged tort, shall at the request of any party, be determined by arbitration conducted in accordance with the United States Arbitration Act under the commercial Rules of the American Arbitration Association and shall be conducted within the Los Angeles County, California. Judgment upon the arbitration award may be entered in any court having jurisdiction.

      13. DAMAGES AND AMENDMENTS: The Borrowers waive any claim for consequential damages. This letter may not be modified or amended except in writing executed by all parties hereto.

      14. THIRD PARTIES: This letter is solely for the benefit of Borrowers and may not be relied on by any other party without the prior written consent of Lender.

      15. GOVERNING LAW: This letter agreement shall be governed by California law.

      This letter supersedes and replaces all previous communications between the parties, written or oral. This letter must be executed and returned to Lender by no later than 5 p.m. Pasadena, California time, November 3, 1994, or Lender's commitment in accordance with the foregoing shall automatically terminate.








LSB Industries, Inc.
November 3, 1994
Page 12

      This letter, unless previously terminated as above provided, shall expire at 5 p.m. Pasadena, California time, November 30, 1994, unless extended in writing by Lender in its sole discretion.

      We look forward to working with you in the weeks ahead.

                                    Sincerely,

                                    BankAmerica Business Credit, Inc.

                                    By:
                                       Joyce White, Senior Vice President

ACCEPTED this 3rd day of November, 1994

LSB Industries, Inc. for itself and the other Borrowers

By:
   Tony M. Shelby,
   Senior Vice President - Chief Financial Officer


































                              EXHIBIT "A"


Guaranty and Security Agreements

      a.    Universal Tech Corporation
      b.    L&S Automotive Products, Co.
      c.    Climatex, Inc.
      d.    Total Energy Systems, Ltd.
      e.    LSB Chemical Corp.
      f.    LSB Bearing Corp.
      g.    International Bearing, Inc.
      h.    LSB Extrusion Co.
      i.    Rotex Corporation
      j.    Tribonetics Corporation
      k     Summit Machine Tool Systems, Inc.
      l.    Hercules Energy Manufacturing Corporation
      m.    Morey Machinery Manufacturing Corporation
      n.    CHP Corporation
      o.    Koax Corp.
      p.    APR Corporation
      q.    Summit Machine Tool, Inc. Corporation

all collectively referred to as the "Affiliate Guarantors".